Exhibit 99.2

Via certified mail

May 13, 2009

Jeanne S. Parson
Secretary
Pennsylvania Securities Commission
Eastgate Office Building, 2nd Floor
1010 North Seventh Street
Harrisburg, PA 17102-1410

Re:	Team Nation Holdings, Inc. Atlantic Capital Holdings, Inc. Robert Stein Docket No. 2009-04-07

Dear Ms. Parsons:

Please accept this communication as a formal request for hearing on the above mentioned Docket. Our request is for a hearing only as it relates to the activities of TEAM Nation Holdings, Inc., which has not engaged in the activities alleged, either through its own efforts, or through the efforts of any affiliate or related party. We are very alarmed by the activities of Mr. Stein and Atlantic Capital Holdings, and wish their cease and desist order to become permanent.

While TEAM Nation Holdings, Inc. has no present intention to offer our securities for sale in Pennsylvania at the present time, it is conceivable that we may contract with a broker-dealer or underwriter at some point in the future to access capital markets for planned expansion and acquisitions. As such, we would not want to be precluded from engaging in a sale to Pennsylvania residents because of the inappropriate behavior of Atlantic Capital Holdings, or any other independent company that purports to represent TEAM.

We are in the process of preparing a complaint against ACH and Mr. Stein with the US Securities and Exchange Commission and will copy you on that complaint when filed.

Please advise me of the time and date for a hearing. I will personally appear as a Director and Officer of the company.

Very truly yours,

/s/ Janis Okerlund
Janis Okerlund, Esq.Executive
Vice President